Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS ANNOUNCES REGISTERED DIRECT OFFERING

OF APPROXIMATELY $11.1 MILLON

THE WOODLANDS, Texas – January 27, 2012 – Repros Therapeutics Inc.® (Nasdaq: RPRX) today announced that it has entered into definitive agreements with certain institutional investors, including certain existing shareholders, to sell an aggregate of 2,463,538 shares of common stock, par value $0.001 per share (“Common Stock”) in a registered direct offering for gross proceeds of approximately $11.1 million, before deducting placement agent’s fees and estimated offering expenses. The investors have agreed to purchase the shares of Common Stock for a price of $4.50 per share.

The Common Stock described above is being offered pursuant to a shelf registration statement on Form S-3, as amended (File No. 333-163648), which was declared effective by the United States Securities and Exchange Commission ("SEC") on January 8, 2010.

The Company anticipates that the net proceeds from the offering will be used for working capital and general corporate purposes, including continuing our clinical trials for Androxal® and Proellex®. The closing of this offering is expected to occur on or about January 31, 2012, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request from Ladenburg Thalmann & Co. Inc, 520 Madison Avenue, 9th Floor, New York, New York 10022.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.